Exhibit 99.1

eBay Supports Voluntary Offer to Acquire Adevinta

eBay would receive USD $2.2 billion cash and retain a 20% ownership stake

SAN JOSE, Calif. – November 21, 2023 – eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of sellers and buyers around the world, announced its support for the voluntary tender offer led by Permira and Blackstone to acquire all the publicly traded shares of Adevinta (the “Offer”). As part of the transaction, eBay would sell 50% of its shares for an estimated USD $2.2 billion and would exchange the remaining shares for an equity stake of approximately 20% in the newly privatized company.

“We strongly support this offer, which we firmly believe is in the best interests of our shareholders,” said Jamie Iannone, Chief Executive Officer at eBay. “We would sell half our stake for approximately $2.2 billion in cash at a premium of more than 50% to the undisturbed price of Adevinta shares. We would recognize immediate value in the short-term, while continuing to maintain a financial interest in Adevinta alongside Schibsted and other world-class investors.”

Details on the Transaction

The Offer is being made through Aurelia Bidco Norway AS, a Norwegian private limited liability company established for the purpose of the Offer.

Key highlights

•	The Offer values eBay’s entire stake in Adevinta ASA at approximately USD $4.3 billion, representing a premium of roughly USD $1.5 billion over the USD $2.8 billion value prior to speculation in September 2023 regarding the transaction[1].

•	eBay would sell 50% of its stake in Adevinta in the transaction, receiving approximately USD $2.2 billion in cash upon closing. eBay has agreed to support the transaction by exchanging its remaining shares for an equity stake of approximately 20% in the newly privatized company.

•	eBay intends to use the cash proceeds from this prospective transaction for general corporate purposes. The company remains committed to returning approximately 125% of cumulative free cash flow to shareholders through repurchases and dividends over the three-year period from 2022 to 2024.

•	Additionally, for six months following the closing, Permira, Blackstone and their co-investors have a right to purchase, from eBay, an additional number of shares in privatized Adevinta, which would reduce eBay’s ownership position in Adevinta to approximately 9.99%. If this right is exercised by Permira, Blackstone and their co-investors, the purchase price for those additional shares would be the same price paid to eBay for its Adevinta shares at closing and would represent proceeds in excess of $1 billion.

The Offer is subject to the satisfaction or waiver of certain regulatory approvals and a minimum offer acceptance level of more than 90% of the issued and outstanding share capital and voting rights of Adevinta as well as other customary closing conditions.

1Calculated as the 3-month VWAP of NOK75 up to and including September 19, 2023, the date of initial press speculation confirming a bid for Adevinta by a private equity consortium.

The Offer is expected to be completed in the second quarter of 2024, subject to satisfaction of the conditions of the Offer.

LionTree Advisors LLC is acting as financial advisor to eBay. Wachtell, Lipton, Rosen & Katz, and Advokatfirmaet Thommessen AS are acting as legal advisors to eBay.

Please reference the Current Report on Form 8-K eBay filed today with the U.S. Securities and Exchange Commission for further information.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects people and builds communities to create economic opportunity for all. Our technology empowers millions of buyers and sellers in more than 190 markets around the world, providing everyone the opportunity to grow and thrive. Founded in 1995 in San Jose, California, eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2022, eBay enabled nearly $74 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Forward-Looking Statements

Certain statements herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are often identified by words such as “anticipate,” “approximate,” “believe,” “commit,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “outlook,” “plan,” “project,” “potential,” “should,” “would,” “will” and other similar words or expressions. Such forward-looking statements reflect eBay’s current expectations or beliefs concerning future events and actual events may differ materially from historical results or current expectations. The reader is cautioned not to place undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties, risks, assumptions and other factors, many of which are outside the control of eBay. The forward-looking statements in this document address a variety of subjects including, for example, the completion of the transaction described herein and the potential benefits of such transaction. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the possibility that receipt of regulatory approvals are not received or that other conditions to the transaction described herein are not satisfied on a timely basis or at all, including having an insufficient number of shares of Adevinta tendered in the Offer to meet the minimum condition on or prior to the expiration of the Offer; the possibility that eBay or Adevinta may not fully realize the projected benefits of the transaction described herein; the possibility that the closing of the transaction described herein may not occur on the anticipated timeline or at all; business disruption during the pendency of or following the transaction described herein; diversion of management’s time on issues related to the transaction described herein; the reaction of Adevinta’s customers, employees, lenders and other persons to the transaction described herein; and other events that could adversely impact the completion of the transaction described herein, including industry or economic conditions outside of eBay’s control. In addition, actual results are subject to other risks and uncertainties that relate more broadly to eBay’s overall business, including those more fully described in eBay’s filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended December 31, 2022 and subsequent quarterly reports on Form 10-Q. The forward-looking statements in this document speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.

Contacts

eBay Investor Relations Contact: John Egbert, ir@ebay.com

eBay Media Relations Contact: Trina Somera, press@ebay.com